Exhibit 5.1

The Directors

Gambling.com Group Limited

22 Grenville Street

St. Helier

Jersey JE4 8PX

25 June 2021

Our ref:         8050555/80867651/7

Dear Sirs

Gambling.com Group Limited (the Company)

Registration of Shares under the US Securities Act of 1933, as amended (the Securities Act)

We have acted as the Company’s Jersey legal advisers in connection with the Company’s registration statement on Form F-1 filed with the United States Securities and Exchange Commission (the Commission) on the date hereof (including its exhibits, the Registration Statement) related to the initial public offering (the IPO) of ordinary shares, no par value, of the Company (the Shares) under the Securities Act.

The Company has asked us to provide this opinion in connection with the registration of the Shares under the Securities Act.

1.	Documents examined

(a)	For the purposes of this opinion, we have examined and relied upon the following documents:

(i)	a copy of the Registration Statement;

(ii)	written resolutions of the board of directors of the Company passed on 22 June 2021 at which the directors (among other things) approved the allotment of the Shares (the Director Resolutions);

(iii)	the Company’s certificate of continuance dated 27 May 2021;

(iv)	the Company’s memorandum and articles of association as in force as at the date of this opinion;

(v)

a consent in connection with the Registration Statement issued to the Company by the Jersey Financial Services Commission pursuant to the Companies (General Provisions) (Jersey) Order 2002, as amended, dated 4 June 2021;

(vi)	a consent to issue shares dated 27 May 2021 issued to the Company by the Jersey Financial Services Commission under the Control of Borrowing (Jersey) Order 1958; and

(vii)	the Company’s register of members dated the date of this opinion.

(b)

For the purposes of this opinion, we have, with the Company’s consent, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.

(c)

In this opinion, non-assessable means, in relation to a Share, that the purchase price for which the Company agreed to issue that Share has been paid in full to the Company, so that no further sum is payable to the Company by any holder of that Share in respect of the purchase price of that Share.

(d)	In paragraph 3(b) of this opinion, issued means that the Shares have been issued by the Company and the name of the relevant shareholder has been entered into the Company’s register of members.

2.	Assumptions

For the purposes of giving this opinion we have assumed:

(a)	the authenticity, accuracy, completeness and conformity to original documents of all copy documents and certificates of officers of the Company examined by us;

(b)	that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

(c)

the accuracy and completeness in every respect of all certificates of directors or other officers of the Company given to us for the purposes of giving this opinion and that (where relevant) such certificates would be accurate if they had been given as of the date hereof;

(d)	that the directors have not exceeded any applicable allotment authority conferred on the directors by the shareholders;

(e)

that the Company is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due or bankrupt (as defined in Article 8 of the Interpretation (Jersey) Law 1954 as a result of its entry into the Underwriting Agreement and the transactions contemplated by it;

(f)	that there is no provision of any law (other than Jersey law) that would affect anything in this opinion;

(g)	that closing of the IPO occurs and that no other event occurs after the date hereof which would affect the opinions herein stated;

(h)	that the Company has received or will receive in full the consideration for which the Company agreed to issue the Shares; and

(i)

that, prior to the issuance of the Shares in connection with the IPO, the Pricing Committee (as defined in the Director Resolutions) will agree the price and terms for the issuance of those Shares as contemplated by the Director Resolutions.

3.	Opinion

As a matter of Jersey law, and based on, and subject to, the foregoing and the qualifications mentioned below, we are of the opinion that:

(a)	the Shares have been duly authorised; and

(b)	when issued in the manner contemplated by the Registration Statement, the Shares offered by the Company will be validly issued, fully paid and non-assessable.

4.	Jersey law

This opinion is limited to matters of, and is interpreted in accordance with, Jersey law as at the date of this opinion. We express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention, or any changes in law which may occur, after the date of this opinion.

5.	Consent

(a)	This opinion is addressed to the Company in connection with the registration of the Shares under the Securities Act.

(b)

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement and to reference to us being made in the paragraph of the Registration Statement headed Legal Matters. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission under the Securities Act.

Yours faithfully

/s/ Mourant Ozannes (Jersey) LLP